2ND REQUEST
URGENT PROXY INFORMATION...
PLEASE CAST YOUR VOTE NOW!
Dear Shareholder:
Several weeks ago we mailed you proxy information so that you could vote on an important merger proposal that affects your fund. This information described the proposal and asked for your vote on this important issue. To date, we have not received your ballot.
YOUR VOTE IS IMPORTANT!
To facilitate receiving your voted proxy as quickly as possible, we have instructed our independent proxy tabulator to forward the enclosed proxy material to you by overnight delivery. The attached Federal Express envelope addressed to the proxy tabulator has been provided to speed the return of your signed proxy.
The shareholder meeting cannot be held until we receive a majority of the votes. If you haven't done so already, please cast your vote. REMEMBER, VOTING IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. To Vote By Fax
Fax the front and back of your SIGNED proxy card to our proxy tabulator at 1-888-451-8683.

To Vote By Return Federal Express
To cast your ballot, simply record your vote on the enclosed proxy card. You can return your SIGNED proxy card in the Federal Express envelope provided. To use this return envelope, call Federal Express at 1-800-238-5355. Federal Express will pick up the envelope at your location. There is no charge to you for sending the overnight package.
If you have already voted, thank you for your response. If you have any further questions, please call Fidelity at 1-800-544-8888. We appreciate your immediate attention. Thank you.
Sincerely,

Edward C. Johnson 3d
Chairman and Chief Executive Officer
[logo]
2nd Request
Urgent Proxy Information
Please cast your vote now!
Dear Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on an important merger proposal that affects your fund. This information described the proposal and asked for your vote on this important issue. It has been called to our attention that we have not yet received your ballot.
YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY
BE.
I am writing to remind you that your participation is extremely important. The shareholder meeting cannot be held until we receive a majority of the votes. If you haven't done so already, please cast your vote on the enclosed proxy card.
VOTING IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.
TO VOTE BY MAIL
Please mail your SIGNED proxy card in the postage-paid envelope right away no matter how many shares of the fund you own.
TO VOTE BY FAX
Fax the front and back of your SIGNED proxy card to our proxy tabulator at
1-888-451-8683.

If you have already voted, thank you for your response. If you have any further questions, please call Fidelity at 1-800-544-8888. We appreciate your immediate attention. Thank you.
Sincerely,
/s/Edward C. Johnson 3d
Chairman and Chief Executive Officer